Exhibit 99.1

FOR IMMEDIATE RELEASE

Time Warner Cable Names Dinni Jain Chief Operating Officer

NEW YORK, N.Y. (December 5, 2013) -- Time Warner Cable (NYSE:TWC) today announced that Dinni Jain will join the company as Chief Operating Officer, effective January 13, 2014.

Mr. Jain will oversee the operations of the company’s three main lines of business: residential services, business services and media sales. He also will be responsible for TWC’s technology and network operations, product development and content acquisition functions, as well as its news, local sports and regional sports networks. Mr. Jain will be based in the company’s New York City headquarters and report to Robert D. Marcus, who will become Chairman and Chief Executive Officer on January 1.

“Dinni is a proven leader, with more than 20 years of experience in successfully operating cable systems,” said Mr. Marcus. “He has a great track record and shares my commitment to creating a performance driven, customer-centric culture at Time Warner Cable. Over the past year we have strengthened our executive ranks with the hiring of Artie Minson and Phil Meeks. Dinni is yet another complementary addition to our already world-class management team, and I couldn’t be more delighted to have him at the helm of our operations.”

Mr. Jain is the former President and COO of Insight Communications, which Time Warner Cable acquired in 2012. He joined Insight in 2002 as Executive Vice President and Chief Financial Officer, before being named EVP and Chief Operating Officer in 2003. He was promoted to President and Chief Operating Officer in 2006, serving in that capacity until the company was sold in 2012.

Mr. Jain is credited with creating a consumer-focused culture at Insight. Between 2003 and 2009, Insight’s customer satisfaction scores increased by almost 50 percent. Mr. Jain also re-engineered Insight’s sales, marketing, customer service and product development functions, resulting in video, high speed data and voice subscriber growth and penetration levels that ranked among the best in the industry.

Mr. Jain said, “I am honored to be joining a company with a long and proud tradition in this industry and am excited to be a part of the dynamic leadership team that Rob is creating.”

Prior to joining Insight, Mr. Jain was Group Managing Director for Strategy for NTL Europe, where he worked from 1994 to 2001. Previously, he held positions at Cellular Communications, Inc.; Barclays De Zoete Wedd; and Donaldson, Lufkin and Jenrette.

About Time Warner Cable

Time Warner Cable Inc. (NYSE: TWC) is among the largest providers of video, high-speed data and voice services in the United States, connecting more than 15 million customers to entertainment, information and each other. Time Warner Cable Business Class offers data, video and voice services to businesses of all sizes, cell tower backhaul services to wireless carriers and enterprise-class, cloud-enabled hosting, managed applications and services. Time Warner Cable Media, the advertising arm of Time Warner Cable, offers national, regional and local companies innovative advertising solutions. More information about the services of Time Warner Cable is available at www.twc.com, www.twcbc.com and www.twcmedia.com.

Contacts:

Corporate Communications:	Investor Relations:
Bobby Amirshahi	Tom Robey
212-364-8292	212-364-8218
or
Laraine Mancini
212-364-8202